EXHIBIT 10.9

RAYTHEON EXCESS SAVINGS PLAN
(As amended and restated effective January 1, 2009)

ARTICLE I
NAME, PURPOSE, AND EFFECTIVE DATE

The Raytheon Excess Savings Plan (“Plan”) was established effective January 1, 1999. The Plan is both an excess benefit plan as defined in Section 3(36) of ERISA and a nonqualified, unfunded plan designed to provide supplemental retirement benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA. When established in 1999, the Plan was a new plan that, to the extent applicable (and consistent with Section 4.1(a)(1)), replaced and superseded the excess savings plan benefit provided under the Raytheon Excess Benefit Plan II. In no event shall a Participant be entitled to duplicate excess benefits with respect to his or her participation in the Savings Plan (and any plans merged into the Savings Plan).

Articles I through VII of the Plan govern amounts deferred before January 1, 2005 (the “Pre-2005 Plan”), within the meaning of Section 409A of the Internal Revenue Code and Department of Treasury Regulations and other guidance issued by the Department of Treasury and Internal Revenue Service pursuant to Section 409A (collectively referred to as “Section 409A”). Article VIII governs amounts deferred after December 31, 2004 (the “Post-2004 Plan”). Effective March 15, 2008, the Plan was frozen. No amounts will be credited to Participants’ Accounts after March 15, 2008, other than gains and losses, and there will be no new Participants after December 31, 2007. Other than this paragraph and the amendment to Article VI and Article VIII, the Plan is the same as was in effect on October 3, 2004.

ARTICLE II
DEFINITIONS

When used herein, the following terms shall have the following meanings unless a different meaning is clearly required by the context of the Plan. Capitalized terms used in this document which are not defined in this document shall have the meaning attributed to them in the Savings Plan, as applicable.

2.1    Account. “Account” shall mean the bookkeeping account established for each Participant in accordance with Section 4.1 to reflect his or her Excess Savings Plan Benefit.

2.2    Beneficiary. “Beneficiary” shall mean the person or persons (including a trust or trusts) who are entitled to receive benefits under the Savings Plan in the event of the Participant’s death (whether or not such person or persons are expressly so designated by the Participant).

2.3    Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.4    Company. “Company” shall mean Raytheon Company and any Affiliate that participates in the Savings Plan with respect to some or all of its Employees, and any successor entity that continues the Plan. The participating Companies shall act with respect to the Plan through the officers of Raytheon Company or their delegates and not through the Board of Directors of Raytheon Company or its Executive Committee.

2.5    Deferred Bonuses and Compensation. “Deferred Bonuses and Compensation” shall mean amounts that are excluded from the definition of compensation under the Savings Plan and attributable to either (i) salary deferrals under nonqualified deferred compensation arrangements other than this Plan; or (ii) bonuses (whether paid or deferred) awarded under Raytheon’s Results Based Incentive Plan, Strategic Information Technology Implementation Program Incentive Plan, Performance Sharing Program and Achievement Award Policy.

2.6    Eligible Executive. “Eligible Executive” shall mean an Employee who is a member of the select group of management or highly compensated employees as provided in Section 201(2) of ERISA and who is selected in writing to participate in the Plan by the Plan Administrator. An Employee’s selection as an Eligible Executive shall be determined annually by the Plan Administrator and may be changed for any future Plan Year. An Employee who is not designated in writing as an Eligible Executive for a particular Plan Year shall not be considered an Eligible Executive for such Plan Year, even if the Employee was designated as an Eligible Executive in a prior Plan Year.

2.7    Employee. “Employee” shall mean any person employed by a Company, who is expressly so designated as an employee on the books and records of the Company, and who is treated as such by the Company for federal employment tax purposes. Any person who, after the close of a Plan Year, is retroactively treated by a Company, or any other party as an Employee for such prior Plan Year, shall not, for purposes of the Plan, be considered an Employee for such prior Plan Year unless expressly so treated as such by the Company.

2.8    ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.9    Participant. “Participant” shall mean any Employee eligible to receive benefits under this Plan.

2.10    Plan Administrator. “Plan Administrator” shall mean Raytheon Company (or any successor entity that continues the Plan) acting through its officers or their delegates and not through its Board of Directors or its Executive Committee.

2.11    Plan Year. “Plan Year” shall mean the twelve (12) consecutive month period commencing January 1.

2.12    Salary Deferral Election. The agreement by which a Participant designates a deferral percentage for purposes of determining the Excess Savings Plan Benefit, if any, which shall be credited to the Participant’s Account in accordance with Section 4.1.

2.13    Savings Plan. “Savings Plan” shall mean the Raytheon Savings and Investment Plan and the Raytheon Employee Savings and Investment Plan, as applicable, both as amended and restated effective January 1, 1999 and as subsequently amended thereafter.

ARTICLE III
ELIGIBILITY

3.1    Eligibility. Subject to the conditions of Sections 3.2, all Employees who are eligible to participate in the Savings Plan and who are designated by the Plan Administrator as Eligible Executives shall be eligible to receive benefits under this Plan in accordance with Section 4.1.

3.2    Salary Deferral Election. As a condition to the receipt of a credit under Section 4.1(a)(2) for each Plan Year, a Participant shall make a Salary Deferral Election in accordance with the procedures specified by the Plan Administrator and shall have his or her Compensation reduced by the amount of contributions that would have been required under the Savings Plan to provide such benefit. With the exception of the first Plan Year and the year in which an Employee is first eligible to participate in the Plan, a Salary Deferral Election shall be void unless it is made before the beginning of the Plan Year during which the amount to be deferred will be earned. With respect to the first Plan Year or, if later, the first year an Employee is first eligible to participate in the Plan, a Salary Deferral Election shall be valid for such Plan Year as long as it is made within 30 days of the date on which the Employee is first notified of his or her eligibility to participate in the Plan. The Salary Deferral Election shall designate the deferral percentage to be used to determine the amount credited to the Participant’s Account under Section 4.1(a)(2). A Participant shall make a Salary Deferral Election for each Plan Year and, once made, the Salary Deferral Election shall be irrevocable for each such Plan Year. If a Salary Deferral Election is not made for a Plan Year in accordance with this Section 3.2, a Participant shall not be entitled to a credit to the Participant’s Account under Section 4.1(a)(2) for such Plan Year.

ARTICLE IV
BENEFITS

4.1    Excess Savings Plan Benefit.

(a)    The Excess Savings Plan Benefit shall equal the sum of the following amounts credited (or debited) to the Participant’s Account:

(1)    an amount equal to the benefit determined under Section 4.1.2 of the Raytheon Excess Benefit Plan II as of December 31, 1998, if any, including the earnings credited under the plan through such date; and

(2)    an amount equal to the Elective Deferrals, Employee After-Tax Contributions, Matching Contributions and ESOP Contributions that would have been made on behalf of a Participant under the Savings Plan for each Plan Year but that were not made because of the limitations on contributions and benefits imposed by Section 415 of the Code, the limitation on compensation imposed by Section 401(a)(17) of the Code and the exclusion of Deferred Bonuses and Compensation from the definition of compensation under the Savings Plan; and

(3)    an amount equal to the gains and losses that would have accrued on the amounts credited to the Participant’s Account under Sections 4.1(a)(1) and (2) if such amounts had been invested in the investment options that may be available from time to time under the Savings Plan and in accordance with the Participant’s investment directions to the Plan Administrator (or its designee in accordance with procedures to be prescribed by the Plan Administrator).

(b)    The amount of the credit under Section 4.1(a)(2) for each Plan Year shall, to the extent applicable, be determined based on the deferral percentage designated in the Participant’s Salary Deferral Election for each such Plan Year. The gains and losses prescribed in Section 4.1(a)(3) shall be credited (or debited) from the end of the month the contributions would have been made under the Savings Plan until the end of the month preceding the date the benefits represented by such credits are actually distributed to or on behalf of the Participant.

(c)    In no event shall a Participant be entitled to duplicate Excess Savings Plan Benefits under this Plan with respect to the same item of compensation.

4.2    Vesting. Except as set forth in Sections 4.5 and 4.6, a Participant shall have a nonforfeitable right to his or her Excess Savings Plan Benefit.

4.3    Distribution Election. Each Participant shall designate in his or her initial Salary Deferral Election the manner in which benefits shall be payable from the options available under Section 4.4. Such designation shall be irrevocable and shall apply to all amounts payable under the Plan. Distributions shall be made only as specifically provided for in the Plan. Notwithstanding the irrevocable nature of the election, a Participant may make one change in the form of distribution provided the change is communicated in writing to the Plan Administrator no later than six (6) months prior to the commencement of distribution.

4.4    Distribution Options.

(a)    Except as otherwise provided herein, the distribution of a Participant’s benefits under the Plan shall commence in the January immediately following the calendar year in which the Participant has a termination of employment with the Company and its affiliates, and shall be payable in one of the following forms, as selected at the time of a Participant’s initial Salary Deferral Election:

(1)    in a lump-sum payment;

(2)    in annual installments over a period of five (5) years, payable in January of each year; or

(3)    in annual installments over a period of ten (10) years, payable in January of each year; or

(4)    in annual installments over a period of fifteen (15) years payable in January of each year.

(b)    A Participant who participated in the Raytheon Excess Benefit Plan II immediately before January 1, 1999, and who selected distribution options in his or her initial salary deferral election under such plan, may, in lieu of the distribution options described above, elect to have his or her Excess Savings Plan Benefit payable at the time and in the form selected under the Raytheon Excess Benefit Plan II. If a Participant does not designate a distribution option at the time of his or her initial Salary Deferral Election in accordance with this Section 4.4, the Participant’s Excess Savings Plan Benefit shall be payable in annual installments over a period of five (5) years, payable in January of each year, commencing in the January immediately following the calendar year in which the Participant has a termination of employment with the Company and its affiliates. Upon the death of a Participant prior to a complete distribution of the balance to the credit of his or her benefits under the Plan, the remaining benefits shall be payable to his or her designated Beneficiary in accordance with the distribution options selected by the Participant pursuant to this Section 4.4.

4.5    Benefits Unfunded. The benefits payable under the Plan shall be paid solely out of the general assets of the participating Company that is the employer of the Participant (or was the most recent employer) at the time benefits first become payable and shall not be otherwise specifically funded in any manner. For this purpose, the Plan Administrator shall maintain separate books and records for each participating Company and its respective Employees who are Participants. Nothing herein contained shall preclude the creation of a bookkeeping or other reserve for benefits payable hereunder.

4.6    ERISA Unwind Provision. Notwithstanding anything to the contrary contained herein, if a judicial or administrative determination is made or the Plan Administrator has reason to believe that an Employee does not qualify as an Eligible Executive, if required hereunder, the Employee shall cease to be a Participant under this Plan and the Plan Administrator shall pay to such Employee all benefits due him or her from this Plan, if any, as soon as administratively feasible.

ARTICLE V
ADMINISTRATION

5.1    Plan Administration. The Plan shall be administered by the Plan Administrator in accordance with its terms and purposes. The Participant’s distribution elections under Sections 4.3 and 4.4 shall constitute expressions of preferences concerning the amount and manner of payment of the benefits due to or on behalf of the Participant from the Plan. As such, the Participant’s distribution elections shall not in any manner require the Plan Administrator to pay benefits in accordance with such preferences. The Plan Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid in cash by the appropriate participating Company accordingly.

5.2    Finality of Decisions. Except as otherwise provided in Section 5.3, the Plan Administrator shall have full discretionary authority to determine eligibility for benefits and to construe the terms of the Plan, including all questions of fact and law. In addition, the decisions made by and the actions taken by the Plan Administrator in the administration of the Plan shall be final and conclusive on all persons, and the Plan Administrator shall not be subject to any liability whatsoever with respect to the administration of the Plan.

5.3    Claims Procedures. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. Any such determination by the Administrator shall be made pursuant to the following procedures, which shall be conducted in a manner designed to comply with Section 503 of ERISA:

(a)    Step 1. Claims for a benefit should be filed by a Claimant as soon as practicable after the Claimant knows or should know that a dispute has arisen with respect to the benefit, but at least thirty (30) days prior to the Claimant's actual retirement date or, if applicable, within sixty (60) days after the death, disability or termination of employment of the Participant whose benefit is at issue, by mailing a copy of the claim to the Benefits Department, Raytheon Company, at the address provided by the Plan Administrator.

(b)    Step 2. In the event that a claim is wholly or partially denied by the Plan Administrator, the Plan Administrator shall, within ninety (90) days following receipt of the claim, so advise the Claimant in writing setting forth: the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the Claimant to perfect the claim; an explanation as to why such material or information is necessary; and an explanation of the Plan's claim review procedures.

(c)    Step 3. Within sixty (60) days following receipt of the denial of a claim for a benefit, a Claimant desiring to have the denial appealed shall file a request for review by an officer of Raytheon Company or a review committee, as designated by Raytheon Company, by mailing a copy thereof to the address shown in Section 5.3(a); provided, however, that such officer or any member of such review committee, as applicable, may not be the person who made the initial adverse benefit determination nor a subordinate of such person.

(d)    Step 4. Within thirty (30) days following receipt of a request for review, the designated officer or review committee shall provide the Claimant a further opportunity to present his or her position. At the designated officer or review committee’s discretion, such presentation may be through an oral or written presentation. Prior to such presentation, the Claimant shall be permitted the opportunity to review pertinent documents and to submit issues and comments in writing. Within a reasonable time following presentation of the Claimant's position, which usually should not exceed thirty (30) days, the designated officer or review committee shall inform the

Claimant in writing of the decision on review setting forth the reasons for such decision and citing pertinent provisions in the Plan.

5.4    Plan Expenses. Administrative expenses of the Plan, including expenses incurred in connection with printing and distributing communication materials to eligible employees and Participants and the fees of trustees or other third parties maintaining funding sources for the Plan, shall be charged to the Plan and shall be allocated to the individual Participant accounts.

ARTICLE VI
AMENDMENT, TERMINATION, AND FREEZING OF PLAN

6.1    Amendment and Termination. While Raytheon Company intends to maintain the Plan in conjunction with the Savings Plan for as long as necessary, Raytheon Company reserves the right to amend and/or fully or partially terminate the Plan at any time for whatever reasons it may deem appropriate, provided that no amendment or termination of the Plan shall affect any participating Company’s obligation to pay the benefits due to the Participants hereunder but only to the extent of the value of such benefits which have accrued up to the date of the amendment or termination. Effective January 1, 2009, no amendment will affect the Pre-2005 Plan unless the amendment specifically states that it applies to amounts deferred before January 1, 2005, within the meaning of Section 409A.

6.2    Freezing.    Effective March 15, 2008, the Plan was frozen. No additional amounts were or will be credited to Participants’ Accounts after March 15, 2008, other than gains and losses in accordance with Section 4.1(a)(3), and no one will become a Participant in the Plan after December 31, 2007.

ARTICLE VII
MISCELLANEOUS

7.1    No Enlargement of Employee Rights. Nothing contained in the Plan shall be construed as a contract of employment between any Company and an Employee or as a right of any Employee to be continued in the employment of any Company, or as a limitation of the right of any Company to discharge any Employee at any time, with or without notice and with or without cause.

7.2    Assignment. The benefits payable under this Plan may not be assigned, alienated, transferred, pledged or otherwise encumbered.

7.3    Governing Law. To the extent not preempted by ERISA, this Plan shall be governed by the laws of the Commonwealth of Massachusetts.

ARTICLE VIII
POST-2004 PLAN

8.1    Scope. This Article VIII applies only to amounts deferred after December 31, 2004, within the meaning of Section 409A (the “Post-2004 Accounts”). This Article VIII constitutes the Post-2004 Plan.

8.2    Applicability of Articles I through VII. The provisions of Articles I through VII of the Plan apply to this Article VIII, except to the extent that the following provisions of this Article VIII are inconsistent with any provision of Articles I through VII. In the event of any inconsistency between a provision of this Article VIII and any provision of Article I through VII, the provisions of this Article VIII shall govern.

8.3    Compliance with Section 409A. All amounts deferred after December 31, 2004, shall comply with Section 409A. In the event of any inconsistency between this Article VIII and Section 409A, Section 409A shall govern. If any provision of this Article VIII is inconsistent with Section 409A, that provision shall be disregarded, and the Plan shall be construed and administered in a manner that conforms with Section 409A and is as close as is feasible to the disregarded provision. Between January 1, 2005, and December 31, 2008, the Post-2004 Plan operated in accordance with good faith compliance with Section 409A. Effective January 1, 2009, the Post-2004 Plan’s compliance with Section 409A shall conform to the specific provisions of the remainder of this Article VIII and any policies adopted by the Company for compliance with Section 409A.

8.4    Time of Distribution. The distribution of a Participant’s benefits from Post-2004 Accounts shall commence in the January immediately following the calendar year in which the Participant has a separation from service (“Separation from Service”), as defined in Section 409A, with the Company or any affiliate within the Company’s controlled group (as defined in Sections 414(b) and 414(c) of the Code by using 80% each place it is relevant in those definitions); provided that a reasonably anticipated permanent reduction in the level of bona fide services to less than 50% of the average level of bona fide services provided in the immediately preceding twelve (12) months shall give rise to the rebuttable presumption of separation from service in Treas. Reg. Section 1.409A-1(h)(ii).

Notwithstanding the preceding portion of this Section 8.4, if, at the time of Separation from Service, the Participant is a “specified employee”, as defined in Section 409A and the Company’s procedures for determining specified employees, distributions shall be made at the later of (i) the date otherwise provided in this Article VIII and (ii) the date that is fifteen (15) days after the date that is six (6) months after the date of Separation from Service; provided that if the Participant dies after a Separation from Service, but before the end of the six-month period described above, the distribution shall be paid within 30 days after the Plan Administrator receives notice of the date of death.

8.5    Form of Payment and Change of Form. A Participant’s benefits will be distributed in accordance with the form applicable under Article IV, subject to this Section 8.5 and without regard to the second and third sentences of Section 5.1. A Participant may make one change in the form of distribution of the Participant’s Post-2004 Account; provided that the change is made no later than twelve (12) months before the distribution is scheduled (without regard to the change) to begin. Such a change will not take effect until twelve (12) months after it is made. In the event of such a change, the Participant’s Post-2004 Account will begin to be paid five (5) years from the date on which the distribution would have begun but for the change. Notice of such a change must be provided to the Plan Administrator in the form and in the manner prescribed by it.

8.6    Mid-Year Elections.    The Plan Administrator may accept Deferral Agreements with respect to the current Plan Year, but only if such Deferral Agreement is provided to the Plan Administrator within the first thirty (30) days of the date that an individual first becomes eligible to participate in the Plan or, if earlier, in any other plan that is aggregated with the Plan for purposes of the rules under Section 409A for determining the year of initial eligibility for participation in the Plan. Any such deferral agreement shall relate only to compensation paid for services performed after the date of the election.

By the signature of an authorized officer below, Raytheon Company adopts this amendment and restatement of the Plan.

December 18, 2008                 /s/ Diane D. Avellar
Diane D. Avellar
Vice President, Performance Development,
Benefits and Global Health Resources

AMENDMENT

RAYTHEON EXCESS SAVINGS PLAN

In accordance with the authority vested in the Senior Vice President, Human Resources, of Raytheon Company (“Raytheon”) by a vote of the Board of Directors and delegated to the Vice President, Performance Development, Benefits and Global Health Resources to amend the employee benefits plans sponsored by Raytheon, the above-referenced plan, as previously amended, is hereby amended as follows, effective as of January 1, 2010:

Section 5.4 is deleted in its entirety and the following is substituted for it:

5.4    Plan Expenses. All expenses of administering the Plan and any trust established in connection with the Plan shall be charged to the Plan and debited to individual Participant Accounts with a balance in excess of $1,000.

August 2, 2010                 /s/ Diane D. Avellar
Diane D. Avellar
Vice President, Performance Development,
Benefits and Global Health Resources

AMENDMENT

RAYTHEON EXCESS SAVINGS PLAN

In accordance with the authority vested in the Senior Vice President, Human Resources, of Raytheon Company (“Raytheon”) by a vote of the Board of Directors and delegated to the Vice President, Human Resources Operations to amend the employee benefits plans sponsored by Raytheon, the above-referenced plan, as previously amended, is hereby amended as indicated below, effective as of November 1, 2013. This amendment applies to amounts deferred on or before January 1, 2005, and amounts deferred after December 31, 2004, within the meaning of Section 409A of the Internal Revenue Code.

1.The final sentence of the second paragraph of Article I is deleted and the following is substituted for it:

Other than this paragraph, Section 4.4(c), Article VI, and Article VIII, the Plan is the same as was in effect on October 3, 2004.

2.	Section 4.4 is amended by adding the following section after Section 4.4(b):

(c)    Notwithstanding the form of payment selected by a Participant, at any time after the Participant’s Separation from Service ( as defined in Section 8.4) or death that the net value of the Participant’s Account and the deemed earnings thereon (also including, only for this purpose, amounts under the Post-2004 Plan and both the pre-2005 and post-2004 portions of the Raytheon Deferred Compensation Plan) is less than $15,000, the Plan Administrator shall automatically pay the Participant’s entire interest in this Plan (including the Post-2004 Plan) in a lump sum, if such payment, together with payments being made from the Raytheon Deferred Compensation Plan, would result in the termination and liquidation of the entirety of the Participant’s interest in this Plan and the Raytheon Deferred Compensation Plan.

November 12, 2013             /s/ Joanne Bockmiller
Joanne Bockmiller
Vice President, Human Resources Operations